SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Definitive Proxy Statement

☐	Soliciting Material Pursuant to §240.14a-12

WELLCHOICE, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Dear WellChoice Stockholder:

On Wednesday, May 19, 2004, WellChoice, Inc. will hold its 2004 Annual Meeting of Stockholders at The Hilton Times Square, 234 West 42nd Street, New York, New York. The meeting will begin at 10:00 a.m.

Only holders of our common stock and the holder of the one share of our Class B common stock as of the close of business on April 2, 2004 can vote at this meeting or any adjournments that may take place. A list of the stockholders entitled to vote at the meeting will be available for inspection for ten days preceding the meeting at WellChoice’s headquarters at 11 West 42nd Street, New York, New York 10036 and will be available for inspection at the meeting itself. At the meeting we will consider:

1.	Election of four Class II directors to serve until the 2007 Annual Meeting of Stockholders;

2.	Ratification of the reappointment of Ernst & Young LLP as our independent auditors for 2004; and

3.	Any other business properly presented at the meeting.

A proxy statement describing the matters to be considered at the meeting is attached to this notice. We have also enclosed a copy of our 2003 Annual Report to Stockholders.

Your Board of Directors recommends that you vote in favor of proposals 1 and 2 above as further outlined in the attached proxy statement. The proxy statement also provides information relating to our corporate governance principles and Board matters, discusses our compensation practices and philosophy, and describes our Audit Committee’s recommendation to the Board regarding our 2003 financial statements. We encourage you to read these materials carefully.

Whether or not you expect to attend the meeting, we urge you to vote promptly.

By Order of the Board of Directors,

/s/ SETH I. TRUWIT
Seth I. Truwit Corporate Secretary

April 5, 2004

(i)

PROXY STATEMENT

This proxy statement is being furnished in connection with the solicitation of proxies on behalf of the Board of Directors of WellChoice, Inc. to be voted at the Annual Meeting of Stockholders to he held at The Hilton Times Square, 234 West 42nd Street, New York, New York, on Wednesday, May 19, 2004 at 10:00 a.m. local time, and at any adjournments or postponements thereof.

This proxy statement is dated April 5, 2004 and it is being first mailed to stockholders on or about April 8, 2004 together with the proxy card and a copy of WellChoice’s 2003 Annual Report to Stockholders. For further information about WellChoice, please visit our website, www.wellchoice.com.

QUESTIONS AND ANSWERS

The following questions and answers highlight selected information from this proxy statement and may not contain all the information that is important to you. We encourage you to read this entire document carefully.

Except where context otherwise indicates, the terms “WellChoice,” “Company,” “we,” “us” and “our” refer to WellChoice, Inc., a Delaware corporation.

Our subsidiary, Empire HealthChoice Assurance, Inc. is the for-profit successor of Empire HealthChoice, Inc., a not-for-profit corporation that converted to for-profit status in November 2002 under an amended plan of conversion approved by the New York State Superintendent of Insurance. Prior to the conversion, Empire HealthChoice, Inc. was our parent company. When we refer to “HealthChoice” in this document, we mean Empire HealthChoice, Inc. prior to the conversion and when we refer to “Empire,” we mean Empire HealthChoice Assurance, Inc. following the conversion.

1.	Q:	Who is entitled to vote?

	A:	Stockholders as of the close of business on the record date, April 2, 2004, are entitled to vote at the Annual Meeting.

2.	Q:	What may I vote on?

	A:	At the meeting we will consider the following proposals:

(1) The election of four Class II directors; and

(2) The ratification of the reappointment of Ernst & Young LLP as WellChoice’s independent auditors for 2004.

Each of these matters is discussed in further detail in the “Proposals On Which You May Vote” section of this proxy statement.

3.	Q:	How does the Board recommend I vote on the proposals?

	A:	The Board recommends that you vote FOR each of the proposals listed in Question 2 above.

4.	Q:	How do I cast my vote?

	A:	There are four different ways you may cast your vote this year. You may vote by:

(1)	marking, signing, dating, and mailing each proxy card or voting instruction card and returning it in the envelope provided. If you return your signed proxy or voting instruction card, but do not mark the boxes showing how you wish to vote, your shares will be voted FOR the first two proposals; or

(2) telephone, using the toll-free number listed on each voting instruction card (if your shares are held by a bank or broker); or

(3) the Internet, at the address provided on each voting instruction card (if your shares are held by a bank or broker); or

(4) attending the meeting (if your shares are registered directly in your name on WellChoice’s books and not held through a broker, bank or other nominee).

If you are the registered stockholder (that is, if you hold a paper certificate instead of holding shares electronically in your brokerage account), you cannot vote by telephone or electronically through the
Internet because we have not instituted any mechanism for telephone or electronic voting.

If your shares are held in “street name” (that is, if they are held in the name of a broker, bank or other nominee), you will receive instructions with your materials that you must follow in order to have your shares voted. Please check your voting instruction card to determine whether you will be able to vote by telephone or electronically.

5.	Q:	How do I revoke or change my vote?

	A:	To revoke or change your vote:

(1) notify WellChoice’s Corporate Secretary in writing at any time before the meeting;

(2) submit a later dated proxy by mail or, if your shares are held in “street name,” by mail, telephone or via the Internet; or

(3) vote in person at the meeting (if your shares are registered directly in your name on WellChoice’s books and not held through a broker, bank, or other nominee).

The latest dated, properly completed proxy that you submit will count as your vote. If a vote has been recorded for your shares and you submit a proxy card that is not properly signed or dated, the previously recorded vote will stand.

6.	Q:	What shares are included on the proxy or voting instruction card(s)?

	A:	The shares on your proxy or voting instruction card(s) represent those shares registered directly in your name.

7.	Q:	What does it mean if I get more than one proxy or voting instruction card?

A:	If your shares are registered differently and are in more than one account, you will receive more than one card. Please complete and return all of the proxy or voting instruction cards you receive (or, if you hold your shares in street name, vote by telephone or the Internet) to ensure that all of your shares are voted.

8.	Q:	How many shares can vote?

A:	As of the April 2, 2004 record date, 83,492,411 shares of WellChoice common stock and one share of WellChoice Class B common stock were issued and outstanding. Every holder of common stock and Class B common stock is entitled to one vote for each share held as of the record date.

9.	Q:	What is a “quorum” and how are votes counted?

	A:	A “quorum” is a majority of the outstanding shares at the close of business on the record date. The holders of shares may be present at the meeting or represented by proxy. There must be a quorum for the meeting to be held. If you submit a timely, properly executed proxy or voting instruction card, then you will be considered part of the quorum, even if you abstain from voting. If a quorum is present, the plurality vote of the total votes cast by the holders of common stock and the holder of the one share of Class B common stock is required to elect the four Class II Directors. The ratification of the reappointment of Ernst & Young LLP as independent auditors of the Company for the year ending December 31, 2004 will require the affirmative vote of a majority of the total votes cast on the proposal.

Abstentions: Abstentions are not counted in the tally of votes FOR or AGAINST a proposal. A WITHHELD vote is the same as an abstention. Abstentions and withheld votes are counted as shares present for quorum purposes.

Broker Non-Votes: Broker non-votes occur when shares held by a broker are not voted with respect to a proposal because (1) the broker has not received voting instructions from the stockholder and (2) the broker lacks the authority to vote the shares at his/her discretion. Broker non-votes are counted as shares present for quorum purposes, but do not count as votes FOR or AGAINST a proposal.

10.	Q:	How will voting on any other business be conducted?

	A:	Although we do not know of any business to be considered at the 2004 Annual Meeting other than the proposals described in this proxy statement, if any other business is presented at the Annual Meeting, your signed proxy or voting instruction card, or your authenticated Internet or telephone proxy gives authority to Michael A. Stocker, M.D., WellChoice’s Chief Executive Officer and President, John W. Remshard, WellChoice’s Senior Vice President and Chief Financial Officer, and Linda V. Tiano, WellChoice’s Senior Vice President and General Counsel, to vote on such matters at their discretion.

11.	Q:	Does any stockholder own more than 5% of WellChoice’s common stock?

	A:	Yes. As of the record date, the following stockholder reported the following ownership of WellChoice’s common stock:

		Stockholder Name and Address	Shares		Percent of Outstanding Shares

		New York Public Asset Fund c/o LeBoeuf, Lamb, Greene & MacRae, L.L.P. 125 West 55th Street New York, New York 10019-5389 Attn: Alexander M. Dye	61,076,903	(1)	73.0%

(1)	Based upon its Schedule 13G filed on February 13, 2003, The New York Public Asset Fund, or the
Fund, is the record owner of 4,174,521 of such shares of common stock, and The Bank of New York, as Trustee, under the Voting Trust and Divestiture Agreement dated November 7, 2002 by and among
WellChoice, the Fund and the Trustee, is the record owner of 56,902,382 of such shares of common stock, which it holds for the benefit of the Fund. The Fund also owns one share of our Class B common stock. The address of the Trustee is The Bank of New York, Corporate Trust Division, 101
Barclay Street, New York, NY 10286. The Voting Trust and Divestiture Agreement terminates when the Fund owns less than 5% of our issued and outstanding shares of capital stock (or, if earlier, upon the permanent termination of our Blue Cross and Blue Shield Association licenses).

The Trustee (whose fees are paid by us) will vote the shares of common stock owned by the Fund which are held in the voting trust for nominees for director as approved by a majority of the independent members of our Board. The Trustee will vote against any nominee for director for whom no competing candidate has been nominated or selected by a majority of the independent members of our Board.

Regarding employee compensation plans for which stockholder approval is sought or a precatory stockholder proposal (that is, an advisory proposal made by a stockholder pursuant to Rule 14a-8 under the Securities Exchange Act that merely recommends or requests that we or our Board take certain actions), the Trustee will vote all the shares of common stock owned by the Fund which are held in the voting trust in the same proportions as the shares voted by all holders of our common stock, other than the voting trust, the Fund and directors, officers, trustees of any of our employee benefit plans and any such plans of affiliates of our Company. Unless initiated by or with the consent of a majority of the independent members of our Board, the Trustee will vote against removal of any of our directors.

On change of control proposals submitted to stockholders by our Board, the Trustee will vote all the shares of common stock owned by the Fund that are held in the voting trust in accordance with the direction of the Fund, in its sole discretion. As defined in the Voting Trust and Divestiture Agreement, a change of control proposal means any transaction that, if consummated in accordance with its terms, would result in the holders of the Company’s voting stock immediately prior to such transaction owning less than 50.1% of the outstanding voting securities of the Company (or if not the Company, the surviving company in the transaction).

On all other matters the Trustee will vote as recommended by a majority of the independent members of our Board.

Our certificate of incorporation contains ownership limitations that are required under the terms of our license agreements with the Blue Cross and Blue Shield Association. The Blue Cross and Blue Shield
Association ownership limits restrict “beneficial ownership” of our voting capital stock to less than
10% for “institutional investors” and less than 5% for “noninstitutional investors,” as those terms are defined in our certificate of incorporation. In addition, no person may beneficially own shares of our common stock or other equity securities, or a combination thereof, representing a 20% or more ownership interest, whether voting or non-voting, in our Company. The Blue Cross and Blue Shield
Association agreed to waive the ownership limitations for the Fund, because the Fund agreed to the terms of the Voting Trust and Divestiture Agreement. An independent majority of our Board has the right to change the percentage ownership limits with the prior approval of the Blue Cross and Blue
Shield Association. Otherwise, this provision in our certificate of incorporation cannot be changed without the vote of holders of at least 75% of our common stock voting as a single class.

The Fund must sell the shares deposited in the voting trust so that it:

— owns less than 50% of our outstanding shares of capital stock by November 7, 2005, subject to extension;

— owns less than 20% of our outstanding shares of capital stock by November 7, 2007, subject to extension; and

— owns less than 5% of our outstanding shares of capital stock by November 7, 2012, subject to extension.

The Blue Cross and Blue Shield Association will have the sole and absolute authority and discretion to determine whether to grant an extension, except that the divestiture deadlines automatically extend for the length of blackout periods, if any, under the registration rights agreement between the
Fund and us occurring within 180 days prior to the applicable deadline.

12.	Q:	How does the Fund vote its shares on the various proposals?

A:	56,902,382 shares of the Fund’s shares of our common stock, which will equal approximately
68.0% of the outstanding shares of our common stock at the record date, are held in a voting trust.
The trustee of the voting trust has agreed with us that the shares subject to the voting trust will be present for quorum purposes and, as provided by the voting trust and divestiture agreement, has agreed to vote those shares as follows:

• FOR the nominees for director approved by a majority of the independent members of our Board.

• FOR ratification of the reappointment of Ernst & Young LLP as our auditors for 2004 as recommended by a majority of the independent members of our Board.

The Fund may vote the 4,174,521 shares of common stock owned by it that are not subject to the voting trust in its discretion.

13.	Q:	When are the stockholder proposals for the 2005 Annual Meeting due?

A:	Stockholders who, in accordance with the SEC’s Rule 14a-8, wish to present proposals for inclusion in the proxy materials to be distributed by us in connection with our 2005 Annual Meeting of
Stockholders must submit their proposals in writing to the Corporate Secretary, WellChoice, Inc.,
11 West 42nd Street, New York, New York 10036 on or before December 31, 2004. As the rules of the SEC make clear, simply submitting a proposal does not guarantee its inclusion.

Stockholders who wish to make a proposal for inclusion in the company’s proxy materials relating to its 2005 Annual Meeting, other than pursuant to the SEC’s Rule 14a-8, must comply with advance notice and eligibility requirements contained in the Company’s Bylaws, including the requirement that the stockholder be a record holder on the record date for determining stockholders entitled to receive notice of and to vote at the 2005 Annual Meeting. For business to be properly brought before an annual meeting by a stockholder in such instance, the stockholder must have the legal right and authority to make the proposal for consideration at the meeting. In order to be timely, a stockholder’s written notice must be delivered to the Corporate Secretary at the address in the above paragraph not less than 90 days nor more than 120 days prior to the first anniversary of this Meeting. As a result, any notice given by or on behalf of a stockholder pursuant to these provisions of our Bylaws (and not pursuant to the SEC’s Rule 14a-8) must be received no earlier than January 19, 2005 and no later than February 18, 2005.

However, if the date of our 2005 Annual Meeting is more than 30 days before or more than 60 days after the first anniversary of this meeting (i.e., before April 19, 2005 or after July 18, 2005), a written notice of a stockholder proposal will be considered timely if delivered on or prior to the
10th day following the date on which we publicly announce the date of the 2005 Annual Meeting.
Also, if the number of directors to be elected to the Board of Directors is increased and we do not make a public announcement which names all of the nominees for director or which specifies the size of the increased Board of Directors on or before February 8, 2005, written notice of the nomination by a stockholder of candidate(s) for election to the expanded positions must be received not later than the 10th day following the day on which we make the public announcement of the additional nominees or the increase in the number of directors to be elected. Any proposals received after these dates will be considered untimely and may be excluded from the proxy materials. The specific requirements of these advance notice and eligibility provisions are set forth in Sections 2.14, 2.15 and 3.4 of the Company’s By-laws, a copy of which is available upon request. Such request should be sent to the Secretary of the Company at its principal executive offices at the address above.

14.	Q:	How may this proxy be solicited and who is bearing the cost of this proxy solicitation?

	A:	Proxies may be solicited on behalf of the Board by mail, telephone and telecopy or in person and the Company will pay the solicitation costs, which include the cost of printing and the distribution of proxy materials and the solicitation of votes. Directors, officers and regular employees of the Company may solicit proxies by such methods without additional compensation. We also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to stockholders.

15.	Q:	How may I communicate with the members of WellChoice’s Board of Directors?

	A:	You may send communications to WellChoice’s Board of Directors, to the non-management members of the Board or to an individual Board member by directing an e-mail to boardofdirectors@wellchoice.com or by sending a letter to WellChoice, Inc., 11 West 42nd Street, New York, New York 10036, Attn: Corporate Secretary. The Corporate Secretary will forward these communications to the intended recipients. Unsolicited advertisements or invitations to conferences or promotional materials, in the discretion of the Secretary, may not be forwarded to Directors.

16.	Q:	Do you require Board members to attend the Annual Meeting? Which Board members attended last year’s Annual Meeting?

	A:	Board members are not required to attend Annual Meetings but their attendance is strongly encouraged. Ten members of our Board of Directors attended our 2003 Annual Meeting. In addition, the two nominees who were elected to serve on our Board of Directors at the 2003 Annual Meeting also attended that meeting.

PROPOSALS ON WHICH YOU MAY VOTE

1. Election of Directors

Under our Amended and Restated Certificate of Incorporation, the Board of Directors is divided into three classes of directors (Classes I, II and III), each of which has a three-year term. The Class II Directors have a term expiring at this Meeting, the Class III Directors have a term expiring at the 2005 Annual Meeting of Stockholders and the Class I Directors have a term expiring at the 2006 Annual Meeting of Stockholders. Members of the Board of Directors are elected at the annual meeting of stockholders to serve for a term of three years or until their successors have been elected and qualified, subject to prior death, resignation, retirement or removal from office. The election of directors is by plurality vote.

Our Certificate of Incorporation provides that the number of directors will be fixed from time to time exclusively by an “independent board majority,” but shall consist of not more than 19 nor less than five directors. Our Board of Directors currently has 14 members.

“Independent board majority” means a group of directors comprised of (1) a majority of all directors who qualify as independent directors (as that term is defined in our Certificate of Incorporation) at the time of such determination, and (2) a majority of all directors at the time of such determination.

Only the independent board majority is authorized to create new directorships and to fill such positions so created and is permitted to specify the class to which any such new position is assigned. Directors will only be removable for cause upon approval by an affirmative vote of the holders of at least 75% of the shares entitled to vote at an election of directors. In addition, pursuant to the New York insurance laws, members of our Board of Directors are subject to the review of the Superintendent of Insurance, who is authorized to remove any director if he or she is deemed untrustworthy.

In addition, under our By-laws, as amended on March 24, 2004, upon reaching the age of 72, unless otherwise determined by the Board, an incumbent director will no longer be eligible for renomination by our Board of Directors to serve for an additional term, provided that any such director may continue to serve for the remainder of his or her current term. Furthermore, unless otherwise determined by the Board, any person who, if elected to the Board of Directors, would be 72 years or older at the time of such election, will not be eligible for nomination by our Board of Directors or stockholders.

Our Class II directors, Philip Briggs, Faye Wattleton, Stephen Scheidt, M.D., and Edward J. Malloy, have terms expiring on the date of this Meeting. Robert D. Paul had served as a Class II director until his death in November 2003.

Our Class III directors, John F. McGillicuddy, Frederick O. Terrell, John R. Gunn, Hermes L. Ames, III, and Louis R. Tomson have terms expiring on the date of the 2005 Annual Meeting of Stockholders.

Our Class I directors, Michael A. Stocker, M.D., Peter Hutchings, Robert R. McMillan, Susan L. Malley, Ph.D., and John E. Zuccotti, have terms expiring on the date of the 2006 Annual Meeting of Stockholders.

The nominees for election as Class II directors are: Philip Briggs, Faye Wattleton, Stephen Scheidt, M.D. and Edward J. Malloy, all of whom currently serve on the Board. In nominating Chairman Briggs for reelection, the Board waived the requirement that an incumbent director who is at least 72 years of age no longer be eligible for renomination. Detailed information on each nominee is provided on page 10 and additional information regarding the Board of Directors is provided on pages 11-13 and 19. In the event any nominee should become unavailable for election for any presently unforeseen reason, it is intended that the proxies will be voted for such substitute nominee as may be designated by the independent board majority.

Our certificate of incorporation requires that a majority of the members of the whole Board be “independent directors,” within the meaning of our director independence standards which reflect New York Stock Exchange director independence standards as currently in effect. As part of our plan of conversion and under the terms of our voting trust and divestiture agreement with the Fund, we have agreed that at least 71% of our Board members will be independent under the rules of the New York Stock Exchange until no earlier than November 7, 2008. As more fully discussed under the section of this Proxy Statement captioned “Corporate Governance Principles and Board Matters—Board Independence,” the Board of Directors has affirmatively determined that 11 of our 14 directors, or 79% of the Board members, are “independent” as that term is defined in our certificate of incorporation and based on the New York Stock Exchange rules.

If a quorum is present, a plurality vote of the total votes cast by the holders of common stock is required to elect the four (4) Class II Directors.

The Independent Board Majority of your Board of Directors unanimously recommends a vote FOR each of these directors.

2. Ratification of the Reappointment of Ernst & Young LLP as Independent Auditors for 2004

The Audit Committee has recommended, and the Board has approved, the reappointment of Ernst & Young LLP as our independent auditors for 2004 subject to your approval. Ernst & Young LLP has served as our independent auditors since 1993. They have unrestricted access to the Audit Committee to discuss audit findings and other financial matters. Representatives of Ernst & Young LLP will attend the Annual Meeting to answer appropriate questions. They will have the opportunity to make a statement if they desire to do so. The work performed by Ernst & Young LLP during 2002 and 2003 and the related fees and expenses are set forth below.

As required by the Sarbanes-Oxley Act of 2002, subject to certain de minimis exceptions, the Audit Committee must pre-approve the services rendered by the independent auditors to WellChoice. All requests to the Audit Committee for advance approval of audit, audit-related or permissible tax or other non-audit-related services to be provided by the independent auditors must: (1) be submitted jointly by the independent auditors and the Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, General Counsel or other officer designated by the Audit Committee; (2) include a detailed description of the services to be provided and the proposed fees for such services; and (3) include a joint statement that the request is consistent with the SEC’s rules on auditor independence.

The Audit Committee has delegated authority to the Chairman of the Committee (or such other members of the Audit Committee as the Chairman of the Committee may designate from time to time) to pre-approve audit, audit-related, tax and other services not prohibited by law to be performed by our independent auditors and associated fees, provided the Chairman shall report any decisions to pre-approve such audit-related or non-audit services and fees to the full Audit Committee at its next scheduled meeting.

In 2003, the Audit Committee pre-approved all services rendered by Ernst & Young LLP other than the following services, which were approved in October 2003: (1) audit services in the amount of $10,761 relating to the inclusion of Ernst & Young’s consent in the September 2003 filing of a Registration Statement on Form S-8 with the SEC and (2) audit-related services in the amount of $78,750 relating to Ernst & Young’s audit of Empire’s Child Health Plus program for the years 2001 and 2002, which commenced in September 2003.

a. Audit Fees

During 2003, Ernst & Young LLP provided audit services to WellChoice consisting of the audit of our 2003 consolidated financial statements, audits of separate 2003 financial statements of WellChoice’s subsidiaries on a statutory basis, services provided in connection with a federal regulatory filing and reviews of our interim consolidated financial statements during 2003.

b. Audit-Related Fees

During 2003, Ernst & Young LLP provided various audit-related services to WellChoice and WellChoice’s subsidiaries, including Sarbanes-Oxley compliance assistance, audits of our Child Health Plus program, and advice with respect to various insurance regulatory and contractual matters.

c. Tax Fees

During 2003, Ernst & Young LLP provided various tax services, including coordination of an examination conducted by the IRS, review of tax deductibility of costs relating to HealthChoice’s conversion to for-profit status in 2002, and tax advisory and tax compliance services.

d. All Other Fees

During 2002, Ernst & Young LLP provided assistance with respect to our World Trade Center insurance claim. Ernst & Young LLP did not perform any financial information system design or implementation work in 2002 or 2003.

The following table sets forth the fees and expenses billed by Ernst & Young LLP for each of the last two years for audit services and for the other three categories of services described above:

Description of Category Of Types of Services	2003	2002
Audit Services	$1,000,911	$2,128,365
Audit-Related Services	164,739	176,504
Tax Services	646,000	987,963
All Other Services	0	91,221

Total fees and expenses	$1,811,650	$3,384,053

The Board of Directors unanimously recommends a vote FOR the approval of Ernst & Young LLP’s appointment as independent auditors for 2004.

NOMINEES FOR AND MEMBERS OF THE BOARD OF DIRECTORS

CLASS II

DIRECTORS NOMINATED FOR TERMS EXPIRING IN 2007

Philip Briggs	WellChoice Director since 2002 HealthChoice Director from 1993 to 2002

Philip Briggs, age 76, has been the Chairman of the Board of WellChoice since August 2002 and of HealthChoice from July 1993 to November 2002. He served as Chief Executive Officer of HealthChoice from July 1993 until October 1993, and from August 1994 until October 1994. From 1986 until 1993, Mr. Briggs served as Vice-Chairman of the Board and, from 1990 until 1993, also served as Chief Financial Officer of Metropolitan Life Insurance Company. From 1960 to 1986, Mr. Briggs served in various officer capacities at Metropolitan Life Insurance Company, including Executive Vice President and a member of the Corporate Executive Office from 1977 to 1986.

Faye Wattleton	WellChoice Director since 2002 HealthChoice Director from 1993 to 2002

Faye Wattleton, age 60, has been a director of WellChoice since August 2002 and of HealthChoice from August 1993 to November 2002. Ms. Wattleton has served as the president of the Center for the Advancement of Women since 1995. The Center for the Advancement of Women is a not-for-profit research, policy development and education institution and was created in 1995 under the name the Center for Gender Equality to advance women’s equality and full participation in society. Ms. Wattleton serves on the boards of directors of Savient Pharmaceuticals, formerly known as Bio-Technology Corp., Quidel Corporation and Columbia University.

Stephen Scheidt, M.D.	WellChoice Director since 2002 HealthChoice Director from 1994 to 1999 and from 2001 to 2002

Stephen Scheidt, M.D., age 64, has been a director of WellChoice since August 2002 and of HealthChoice from March 2001 to November 2002. Dr. Scheidt also served as a director of HealthChoice from March 1994 until October 1999. Dr. Scheidt is currently Director, Cardiology Training Program and Professor of Clinical Medicine at New York Weill-Cornell Medical Center, a position he has held since July 1982. He has held a variety of other positions at New York Weill-Cornell Medical Center since 1970, including Associate Dean for Student Affairs and Director of the Office of Continuing Medical Education. He also served as chairman of the New York County Health Services Review Organization (NYCHSRO) from 1981 to 1986 and has served as a director of the statewide peer review organization, the Empire State Foundation, and then the Island Peer Review Organization (IPRO) since 1986.

Edward J. Malloy	WellChoice Director since 2002 HealthChoice Director from 1997 to 2002 and from 1984 to 1996

Edward J. Malloy, age 69, has been a director of WellChoice since August 2002 and of HealthChoice from May 1997 to November 2002 and previously served as director of HealthChoice from April 1984 to March 1996. Mr. Malloy has been the President of the Building and Construction Trades Council of Greater New York since 1992. Mr. Malloy has been a vice president of the New York State AFL-CIO since 1992.

CLASS III

DIRECTORS WHOSE TERMS EXPIRE IN 2005

John F. McGillicuddy	WellChoice Director since 2002 HealthChoice Director from 1993 to 2002

John F. McGillicuddy, age 73, has been a director of WellChoice since August 2002 and of HealthChoice from August 1993 to November 2002. Mr. McGillicuddy also serves as a director of Kelso & Company. He served as Chairman of the Board and Chief Executive Officer of the Chemical Bank Corporation from January 1, 1992 until December 31, 1993. Previously, he was Chief Executive Officer of Manufacturers Hanover Trust Corp. from 1979 to 1991.

Frederick O. Terrell	WellChoice Director since 2002 HealthChoice Director from 2001 to 2002

Frederick O. Terrell, age 49, has been a director of WellChoice since August 2002 and of HealthChoice from April 2001 to November 2002. Mr. Terrell has been Managing Partner and Chief Executive Officer of Provender Capital Group, LLC, New York, New York since 1998 and has been General Partner of Provender Opportunities Fund L.P. since 1997. Provender Capital Group, LLC is a private investment firm based in New York. Provender Opportunities Fund L.P. is Provender Capital Group’s private equity investment fund vehicle. Mr. Terrell serves as Chairman of Carver Bancorp, Inc. and is a member of the Board of Directors of New York Life Insurance Company.

John R. Gunn	WellChoice Director since 2002 HealthChoice Director from 1993 to 2002

John R. Gunn, age 61, has been a director of WellChoice since August 2002 and of HealthChoice from March 1993 to November 2002. Since 1987, Mr. Gunn has served as the Executive Vice President and Chief Operating Officer of Memorial Sloan-Kettering Cancer Center, a cancer research and treatment center. From 1985 to 1987, Mr. Gunn served as Senior Vice President, Finance at Memorial Sloan-Kettering. From 1982 to 1985, he served as Vice President, Finance at Memorial Sloan-Kettering. Mr. Gunn serves on the boards of the Devereaux Foundation and the Greater New York Hospital Association.

Hermes L. Ames, III	WellChoice Director since 2002 HealthChoice Director from 1999 to 2002

Hermes L. Ames, III, age 57, has been a director of WellChoice since August 2002 and of HealthChoice from March 1999 to November 2002. Mr. Ames served as the President and CEO of Fleet National Bank’s Upstate NY region from 1995 until January 2004, where he was responsible for commercial banking activities in Upstate NY and Pittsburgh. From July 1972 until July 1995, Mr. Ames was employed by the Chase Manhattan Bank, where his last position was Regional Executive, Connecticut and Westchester. Mr. Ames serves on the Board of the Center for Economic Growth and Co-Chairman of the Capitalize Albany Executive Committee.

Louis R. Tomson	WellChoice Director since 2003

Louis R. Tomson, age 63, has been a director of WellChoice since March 25, 2003. Since March 2003, Mr. Tomson has been the principal officer of Rad Consulting, Inc. (and its predecessor), a business consulting firm. From January 2002 until February 2003, Mr. Tomson served as President and Executive Director of the Lower Manhattan Development Corporation, a New York State and New York City organization created in the aftermath of the 2001 terrorist attacks in New York City. From January 1999 to January 2002, Mr. Tomson was

Senior Vice President of Corporate Development of Plug Power, Inc., a developer of fuel cell technology. From April 1999 to September 2001, Mr. Tomson also served as the Chairman and Chief Executive Officer of the New York State Thruway Authority. From January 1995 to January 1999 Mr. Tomson was Deputy Secretary and subsequently First Deputy Secretary to New York State Governor George E. Pataki. In these roles, Mr. Tomson was responsible for policy development for the State’s 60-plus public authorities, including the New York Power Authority, the Metropolitan Transportation Authority and others. Mr. Tomson was a partner in the law firm of Plunkett & Jaffe in New York City from 1992 to 1994.

CLASS I

DIRECTORS WHOSE TERMS EXPIRE IN 2006

Michael A. Stocker, M.D.	WellChoice Director since 2002 HealthChoice Director since 1994

Michael A. Stocker, M.D., age 62, has served as Chief Executive Officer and director of WellChoice since August 2002 and as its President since January 3, 2003. Dr. Stocker has served as Chief Executive Officer and Director of HealthChoice since October 1994 and its Chairman since November 2002. He is also President of HealthChoice, a position he has held since January 2003 and previously from October 1994 to March 2001. From February 1993 to October 1994, Dr. Stocker was the President of CIGNA Healthplans. Dr. Stocker has also served as Executive Vice President, General Manager for the Greater New York Market of U.S. Healthcare.

Peter Hutchings	WellChoice Director since 2003

Peter Hutchings, age 60, has been a director of WellChoice since June 2003. Mr. Hutchings retired from Guardian Life Insurance Company in December 2001, after serving as its Executive Vice President and Chief Financial Officer from 1987 to 2001 and as President and Chief Executive Officer of Park Avenue Life Insurance Company, a reinsurance subsidiary of Guardian, from 1995 to December 2001. From 1983 to 1987, Mr. Hutchings was a partner of Kwasha Lipton, an employee benefit consulting firm, where he headed the flexible benefit practice and the firm’s emerging issues group. From 1973 to 1983, Mr. Hutchings was employed by Blue Cross and Blue Shield of Greater New York, a predecessor corporation to Empire, where he served initially, from 1973 to 1976, as Vice President and Chief Actuary and subsequently as Senior Vice President and Chief Financial Officer.

Susan L. Malley, Ph.D.	WellChoice Director since 2003

Susan L. Malley, Ph.D., age 55, has been a director of WellChoice since June 2003. Dr. Malley has served since 1995 as President and Chief Investment Officer of Malley Associates Capital Management, an asset management firm, which Dr. Malley founded. From 1995 to January 2001, Dr. Malley was also an Associate Professor of Finance at the Hofstra University School of Business. From 1990 until 1995, Dr. Malley was Chief Investment Officer of Citicorp Investment Services, a retail brokerage subsidiary of Citibank, N.A.

Robert R. McMillan	WellChoice Director since 2002 HealthChoice Director from 1994 to 2002

Robert R. McMillan, age 71, has been a director of WellChoice since August 2002 and of HealthChoice from December 1994 to November 2002. Mr. McMillan has been a partner of the law firm of Fischbein Badillo Wagner Harding and a predecessor firm since January 1991. He has served as the first non-physician member of the Board of Trustees of the American Medical Association since June 2002. As an employee of Avon Products, Inc., from April 1968 through April 1978 and October 1979 through January 1986, Mr. McMillan, among other responsibilities, was Corporate Vice President of the Asia Pacific Profit Center from January 1977 to April 1978.

John E. Zuccotti	WellChoice Director since 2002 HealthChoice Director from 1999 to 2002

John E. Zuccotti, age 66, has been a director of WellChoice since August 2002 and of HealthChoice from October 1999 to November 2002. Mr. Zuccotti has been Chairman of Brookfield Financial Properties, a real estate development company, since 1997. Since 1998, Mr. Zuccotti has also been Senior Counsel in the real estate department of Weil, Gotshal & Manges LLP, legal counsel to us. Mr. Zuccotti serves on the Boards of seven of the Dreyfus funds of the Dreyfus Investment Corporation.

CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS

Code of Ethics and Business Conduct: WellChoice is committed to having sound corporate governance principles. Having such principles is essential to running our business efficiently and to maintaining our integrity in the marketplace. WellChoice’s Corporate Code of Ethics and Business Conduct and Supplementary Code of Ethics for Financial Professionals, which is applicable to our Chief Executive Officer, Chief Financial Officer and Controller and all other persons performing similar functions, are available at http://www.wellchoice.com/ethics_code. Our Corporate Governance Guidelines can be found at http://www.wellchoice.com/governance_guidelines. Copies of each of these documents may be obtained upon request, without charge, by contacting our Investor Relations Department at 212-476-7800 or by writing to us at WellChoice, Inc., 11 West 42nd St., New York, NY 10036, Attn: Senior Vice President, Communications.

❖	Board Independence: The Board of Directors has affirmatively determined that the following 11 members of the Board are “independent” as that term is defined in our certificate of incorporation and based on the New York Stock Exchange rules:

Philip Briggs

Hermes L. Ames, III

Peter Hutchings

Susan L. Malley, Ph.D.

Edward J. Malloy

John F. McGillicuddy

Robert R. McMillan

Frederick O. Terrell

Louis R. Tomson

Faye Wattleton, and

John Zuccotti.

The Board determined that each of these directors has no material relationship with us (either directly or as a partner, stockholder or officer of an organization that has a relationship with us) and is not disqualified from being independent under Section 303A.02(b) of the New York Stock Exchange Listing Manual, or the Manual. The Board reviewed Mr. Zuccotti’s position as Senior Counsel in the real estate department of Weil, Gotshal & Manges LLP, a law firm that renders legal services to us, and concluded that he was not disqualified from being independent under Section 303A.02(b) of the Manual because the fees we paid Weil, Gotshal & Manges LLP in 2003 did not exceed the greater of $1,000,000 or 2% of Weil’s gross revenues. Moreover, the Board determined that Mr. Zuccotti’s position as Senior Counsel to this law firm did not constitute a material relationship affecting his independence principally because Mr. Zuccotti’s principal employment is as Chairman of Brookfield Financial Properties, a real estate development company.

Michael A. Stocker, M.D., John R. Gunn and Stephen Scheidt, M.D. are non-independent directors.

❖	Meetings of the Board of Directors: The WellChoice Board held 11 meetings during 2003. No director, except Robert Paul, attended fewer than 75% of the aggregate number of meetings of the Board held during 2003 and the total number of meetings held by all committees of the Board during the period in 2003 in which he or she served on such committees. Mr. Paul attended two Board meetings during 2003 before becoming seriously ill; he died in November 2003. Executive sessions of non-management directors are held at least four times per year. The sessions are scheduled and chaired by the Chairman. Under the Board Guidelines, executive sessions with only the independent directors are conducted at least once per year and will be scheduled and chaired by the Chairman.

❖	Committee Structure: The five standing committees of the Board are: the Committee on Director Affairs, the Compensation Committee, the Audit Committee, the Investment Committee and the Public Policy Committee. Members serve on these committees for one-year terms.

1. Committee on Director Affairs. The principal duties of our Committee on Director Affairs are as follows:

•	to recommend board action related to the discharge of the Board’s responsibilities with respect to board composition and corporate governance;

•	consistent with the duties of a “nominating committee,” to develop criteria for selecting qualified directors, identify individuals qualified to become directors and recommend candidates for nomination to the Board;

•	to develop, recommend to the Board and periodically review a set of governance guidelines;

•	to provide oversight of the evaluation of the Board;

•	to perform an annual evaluation of the committee itself; and

•	to undertake any other action deemed appropriate or necessary by the Board or applicable rules and regulations.

This committee also considers stockholder recommendations for candidates to the Board sent to the Corporate Secretary, WellChoice, Inc., 11 West 42nd Street, New York, New York 10036, in accordance with the procedures set forth in our Bylaws, as summarized in Question 13 of the “Questions and Answers” on pages 5-6 of this proxy statement. A more detailed description of the Director Affairs process is described under “Consideration of Director Nominees” on page 17 of this proxy statement. The charter of the Committee on Director Affairs is available at http://www.wellchoice.com/director_affairs_charter. A copy of the charter may be obtained upon request, without charge, by contacting our Investor Relations Department at 212-476-7800 or by writing to us at WellChoice, Inc., 11 West 42nd St., New York, NY 10036, Attn: Senior Vice President, Communications.

The members of our Committee on Director Affairs are Messrs. Briggs, who is the chairman of the committee, McGillicuddy and Zuccotti. During 2003, this committee held six meetings. Mr. Paul served on the committee and attended three committee meetings in 2003 prior to his death in November 2003. Mr. Zuccotti was appointed to the committee to fill the vacancy created by Mr. Paul’s death.

2. Compensation Committee. The principal duties of our Compensation Committee are as follows:

•	to recommend Board action related to the discharge of the Board’s responsibilities with respect to compensation of our executives and directors;

•	to produce an annual report on executive compensation for inclusion in our annual proxy statement, in accordance with applicable rules and regulations;

•	to review and approve corporate goals and objectives relevant to compensation of our chief executive officer, evaluate our chief executive officer’s performance against corporate goals and objectives and set our chief executive officer’s compensation based on this evaluation;

•	to provide oversight of the evaluation of senior management;

•	to recommend board action with respect to incentive compensation plans and equity-based plans;

•	to perform an annual evaluation of the committee itself; and

•	to undertake any other action deemed appropriate or necessary by the Board or applicable rules or regulations.

The members of our Compensation Committee are Messrs. McGillicuddy, who is the chairman of the committee, Malloy, and Ms. Wattleton. Our Compensation Committee met nine times in 2003. Mr. Paul served on the committee and attended three committee meetings in 2003 prior to his death. The charter of the Compensation Committee is available at http://www.wellchoice.com/compensation_charter. A copy of the charter may be obtained upon request, without charge, by contacting our Investor Relations Department at 212-476-7800 or by writing to us at WellChoice, Inc., 11 West 42nd St., New York, NY 10036, Attn: Senior Vice President, Communications.

3. Audit Committee. The principal duties of our Audit Committee, all members of which are independent as described under “Audit Committee Report” on page 22, are as follows:

•	to recommend board action related to the discharge of the Board responsibilities with respect to overseeing the integrity of our financial statements, our compliance with legal and regulatory requirements, our risk assessment and risk management policies and procedures, and the performance of our internal and external audit functions;

•	to hire, monitor the performance of and, if necessary, replace the independent auditors;

•	to oversee the audit scope and plan of the independent auditors to ensure completeness of coverage and effective use of audit resources;

•	to pre-approve services to be provided by the independent auditors and assess the independent auditor’s qualifications and independence;

•	to prepare the Audit Committee report required by SEC rules for inclusion in our annual proxy statement;

•	to oversee the quality and adequacy of internal controls, including any significant deficiencies and material weaknesses in internal controls;

•	to establish and oversee procedures for receipt and treatment of any complaints we receive about accounting, internal controls and auditing matters;

•	to perform an annual evaluation of the committee itself; and

•	to undertake any other action deemed appropriate or necessary by the Board or applicable rules or regulations.

The members of our Audit Committee are Messrs. Ames, who is the chairman of the committee, Hutchings, Terrell and Dr. Malley. The Board has determined that Dr. Malley and Mr. Hutchings are “audit committee financial experts” under Section 406 of the Sarbanes-Oxley Act of 2002. Our Audit Committee held five meetings in 2003. The charter of the Audit Committee, as amended, is available at http://www.wellchoice.com/audit_charter and is also included herein as Exhibit A. A copy of the charter may be obtained upon request, without charge, by contacting our Investor Relations Department at 212-476-7800 or by writing to us at WellChoice, Inc., 11 West 42nd St., New York, NY 10036, Attn: Senior Vice President, Communications.

4. Public Policy Committee. The principal duties of our Public Policy Committee are as follows:

•	to recommend board action related to the discharge of the board of directors’ responsibilities with respect to public policy issues;

•	to review and make recommendations concerning our government and legislative programs and policies, public relations initiatives and environmental, workplace safety and labor compliance issues, and any charitable giving programs;

•	to perform an annual evaluation of the committee itself; and

•	to undertake any other action deemed appropriate or necessary by the board of directors or applicable rules or regulations.

The members of our Public Policy Committee are Mr. Gunn, who is the chairman of the committee, Mr. McMillan, Mr. Tomson and Ms. Wattleton. The Committee held two meetings in 2003.

5. Investment Committee. The principal duties of our Investment Committee are as follows:

•	to recommend board action related to the discharge of the board of directors’ responsibilities with respect to the investment of company funds;

•	to review investment policies and the performance of investments made under such policies and assist the board of directors in providing oversight of our investment activities;

•	to perform an annual evaluation of the committee itself; and

•	to undertake any other action deemed appropriate or necessary by the board of directors or applicable rules or regulations

The members of our Investment Committee are Messrs. McMillan, who is the chairman of the committee, Terrell, Zuccotti and Gunn and Dr. Scheidt. The Committee held four meetings in 2003.

Consideration of Director Nominees

Stockholder Nominees

The policy of the Committee on Director Affairs is to consider properly submitted stockholder nominations for candidates for membership on the Board as described below under “Identifying and Evaluating Nominees for Directors.” In evaluating such nominations, the Committee on Director Affairs seeks to achieve a balance of knowledge, experience, capability and diversity on the Board and to address the membership criteria set forth under “Director Qualifications.” Any stockholder nominations proposed for consideration by the Committee on Director Affairs should include the nominee’s name and qualifications for Board membership and should be addressed to:

Corporate Secretary

WellChoice, Inc.

11 West 42nd Street

New York, New York 10036

In addition the bylaws of WellChoice permit stockholders to nominate directors for consideration at an annual stockholders meeting. For a description of the process for nominating directors in accordance with our bylaws, see Question 13 “When are the stockholder proposals for the 2005 Annual Meeting due?” on pages 5-6.

The New York Public Asset Fund, or the Fund, currently owns 73% of our outstanding capital stock. For as long as the Fund owns 5% or more of our capital stock, but in no event beyond November 7, 2007, the Fund will have the right to present a slate of three candidates for our Board of Directors, each of whom must meet certain independence criteria and other qualifications, and our board must select one of these candidates for nomination as a Class III director, provided our board may reject all candidates, subject to the Fund’s right to produce a new slate. Louis Tomson is currently the Fund’s designee to our Board of Directors. Mr. Tomson’s term will expire in 2005, provided that if this provision is still in effect at such time, the Fund will have the right to propose Mr. Tomson or a new member. If Mr. Tomson resigns prior to the end of his term, the Fund will be entitled to propose a new member in accordance with these procedures. For so long as the Fund owns 20% or more of our outstanding capital stock, it will have certain rights to (1) receive information about us from its designee to our Board of Directors, subject to the Fund’s entering into arrangements with us concerning confidentiality, compliance with federal securities laws and related matters and (2) consult with its designee to our Board of Directors about change of control proposals to be solicited or received by us.

Director Qualifications

WellChoice’s Board of Directors has adopted Board membership criteria that apply to Committee on Director Affairs-recommended nominees for a position on our Board. Under these criteria, members of the Board must demonstrate high ethical standards, judgment and integrity in their personal and professional dealings. They should have a history of achievements that reflect high standards and possess information and have experience and skills appropriate and relevant to WellChoice’s business and industry, including financial, insurance and/or health related knowledge. They should have a record of making good business decisions and have sufficient time to devote to the Company. The Board should include individuals representing a broad cross section of the community in which we operate.

Identifying and Evaluating Nominees for Directors

The Committee on Director Affairs utilizes a variety of methods for identifying and evaluating nominees for director. The Committee regularly assesses the appropriate size of the Board, and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Committee on Director Affairs considers various potential candidates for director. Candidates may come to the attention of the Committee through current Board members, professional search firms, stockholders or other persons. These candidates are evaluated at regular or special meetings of the Committee on Director Affairs, and may be considered at any point during the year. As described above, the Committee on Director Affairs will consider properly submitted stockholder nominations for candidates for the Board. To date, with the exception of the Fund, no stockholder has submitted a nomination for a candidate to the Board. If a stockholder nomination were submitted, following verification of the stockholder status of the person proposing the candidate, the recommendation would be considered by the Committee on Director Affairs at a regularly scheduled or special meeting, prior to the issuance of the proxy statement for our annual meeting.

If any materials are provided by a stockholder in connection with the nomination of a director candidate, such materials are forwarded to the Committee. The Committee also reviews materials provided by professional search firms or other parties in connection with a nominee who is not proposed by a stockholder. The Committee on Director Affairs annually reviews with the Board of Directors, the appropriate skills and characteristics of Board members in the context of the current needs and make-up of the Board.

There are no nominees for election to our Board this year who have not previously served as WellChoice directors. We did not pay a fee to any professional search firm or other party to identify or assist the Committee in identifying any nominees for election to our Board.

Communication with the Board

You may send communications to WellChoice’s Board of Directors, to the non-management members of the Board or to an individual Board member by directing an e-mail to boardofdirectors@wellchoice.com or by sending a letter to WellChoice, Inc., 11 West 42nd Street, New York, New York 10036, Attn: Corporate Secretary. The Corporate Secretary will forward these communications to the intended recipients. Unsolicited advertisements or invitations to conferences or promotional materials, in the discretion of the Secretary, may not be forwarded to Directors.

COMPENSATION OF DIRECTORS

During 2003, we paid each of our non-employee directors (other than our chairman and chairs of our standing committees) an annual stipend of $20,000. For chairs of any of our standing committees, we paid an annual stipend of $25,000. We paid our Chairman $185,000 per year for his services as chairman. In addition, each director, other than our chief executive officer, was paid a fee of $1,750 per meeting for attendance at meetings of our Board of Directors and $1,250 per meeting for attendance at committee meetings. Directors received $1,000 per meeting for participation by telephone at meetings of the board of directors or a standing committee.

Non-employee Directors may defer receipt of all or a portion of the fees they receive in payment for Board services under our Directors Deferred Cash Compensation Plan, adopted in 2003. This plan is administered by the Compensation Committee, subject to a prohibition on any Compensation Committee member taking action with respect to his or her own benefits under the plan. The plan allows Directors to designate an investment fund from funds available under the plan, which will be used to measure the investment performance of the fees a Director chooses to deposit into his or her deferral account. The Director’s deferral account will be credited with any income and debited for any loss that would have been realized if the amounts credited to the account had been invested in the designated investment fund. The plan is funded solely by the deferred Director fees.

In addition, on November 7, 2003, the Compensation Committee granted non-employee members of the Board initial and annual restricted stock unit awards totaling 1,934 units per non-employee Board member. Each restricted stock unit represents one hypothetical share of WellChoice common stock, without voting or dividend rights. The units generally vest on February 1, 2005 subject to a grantee’s right to defer settlement of his or her awards to a later date.

Mr. Gunn and Ms. Wattleton have participated on our continuous quality improvement team, which has the responsibility for monitoring and administering the implementation of our HMO quality improvement program and annual work plan. These directors receive a fee of $1,250 per meeting for in-person attendance at meetings and $1,000 per meeting for participation by telephone in this quality improvement team.

We do not maintain medical, dental or retirement benefits for any of our non-employee directors.

STOCK OWNERSHIP OF MANAGEMENT

The following table sets forth, as of the Record Date, information with respect to the beneficial ownership of the common stock by (i) each director and nominee for election as director, (ii) each executive officer named in the Summary Compensation Table under “Executive Compensation” on pages 26-27 of this proxy statement and (iii) all executive officers and directors as a group.

A person is deemed to be the beneficial owner of common stock that can be acquired within 60 days from April 2, 2004 upon the exercise of options, and that person’s options are assumed to have been exercised (and the underlying shares of common stock outstanding) in determining such person’s percentage ownership.

Name	Shares		Percent of Outstanding Shares
Hermes L. Ames, III
Philip Briggs	2,000		*
Jason Gorevic	5,372		*
John R.Gunn
Peter Hutchings
Susan Malley
Edward J. Malloy
Gloria M. McCarthy	21,485		*
John F. McGillicuddy	1,000		*
Robert R. McMillan	400		*
John W. Remshard	16,114		*
Stephen Scheidt, M.D.
Michael A. Stocker, M.D.	54,712		*
Frederick O. Terrell
Linda V. Tiano	16,114		*
Louis R. Tomson
Faye Wattleton
John E. Zuccotti
All executive officers and directors as a group (20 persons)	126,829	(1)	*

(*)	Less than 1%.
(1)	Includes 9,632 shares of common stock beneficially owned directly or indirectly by two executive officers not named in the Summary Compensation Table below.

STOCK PERFORMANCE GRAPH

The following graph shows a comparison of cumulative total stockholder returns (stock price appreciation plus dividends) for the Company’s common stock, the New York Stock Exchange (“NYSE”) Composite index for U.S. companies and the Morgan Stanley Healthcare Payor Index. The graph assumes the investment of $100 on November 8, 2002, the date of the Company’s initial public offering. The performance shown is not necessarily indicative of future performance.

	November 8, 2002	December 31, 2002	December 31, 2003
WellChoice, Inc.	$100.00	$88.15	$127.00
Morgan Stanley Healthcare Payor Index	$100.00	$99.06	$167.00
NYSE Composite	$100.00	$99.20	$128.00

AUDIT COMMITTEE REPORT

The Audit Committee of the Company’s Board of Directors is composed of the following directors: Hermes L. Ames, III, the Audit Committee Chairman, Susan L. Malley, Ph.D., Peter Hutchings and Frederick O. Terrell. The Board has determined that all of the directors on the Audit Committee meet the definition of independence under Section 303A.02 of the New York Stock Exchange Listed Company Manual and meet the definition of audit committee independence under Section 303A.06 of the New York Stock Exchange Listed Company Manual. In addition, the Board has determined that Dr. Malley and Mr. Hutchings are “audit committee financial experts” under Section 406 of the Sarbanes-Oxley Act of 2002 and the regulations promulgated thereunder. The Board has made a determination that all of the members of the Audit Committee are financially literate for purposes of the New York Stock Exchange listing requirements and that Dr. Malley and Mr. Hutchings, as audit committee financial experts, have accounting or related financial management expertise, satisfying the New York Stock Exchange requirement that at least one member of the Audit Committee have that expertise. The Audit Committee operates under a written charter adopted by the Board of Directors. The Board of Directors amended the written charter in the beginning of 2004, to make changes to conform to the recent changes made to the New York Stock Exchange Listed Company Manual. A copy of the Audit Committee Charter, as amended, is attached to this proxy statement as Exhibit A. The Audit Committee recommends to the Board of Directors, subject to stockholder ratification, the appointment of the Company’s independent accountants.

Management is responsible for the Company’s internal controls and the financial reporting process. The Company’s independent accountants are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and to issue a report on the Company’s financial statements. The Audit Committee’s responsibility is to monitor and oversee these processes.

In this context, the Audit Committee has met and held discussions with management and the independent accountants. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent accountants. The Audit Committee discussed with the independent accountants matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees).

The Company’s independent accountants also provided to the Audit Committee the written disclosure required by Rule 3600T of the Public Company Accounting Oversight Board, which adopts on an interim basis Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with the independent accountants the accounting firm’s independence. The Committee also considered whether non-audit services provided by the independent accountants during the last fiscal year were compatible with maintaining the independent accountants’ independence.

Based upon the Audit Committee’s discussion with management and the independent accountants, the Audit Committee’s review of the consolidated financial statements and review of the representation of management and the report of the independent accountants to the Audit Committee, on February 10, 2004, the Audit Committee recommended to the Board of Directors, and the Board accepted the Audit Committee’s recommendation, that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003 filed with the Securities and Exchange Commission.

Members of the Audit Committee

Hermes L. Ames, III, Chairman

Susan L. Malley, Ph.D.

Peter Hutchings

Frederick O. Terrell

Dated: February 10, 2004

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The primary objective of the Compensation Committee is to assist the Board of Directors in discharging its responsibilities with respect to benefit plans of the Company, evaluation and retention of senior executives of the Company, evaluation of management performance and compensation of officers and directors. The Compensation Committee seeks to achieve this objective by determining appropriate compensation levels for the Company’s officers and directors, setting compensation for the Chief Executive Officer based on an evaluation of his performance; evaluating officer and director compensation plans, policies and programs, and reviewing benefit plans for officers and employees.

The Compensation Committee is composed of three directors. All members of the Compensation Committee are “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended, and “non-employee directors” within the meaning of Section 16b-3 of the Securities Exchange Act of 1934.

Compensation Philosophy

For executives, the Compensation Committee, with the assistance of independent consultants, establishes total pay targets based on the competitive marketplace for comparable jobs. Individual salaries are determined by evaluating the executive’s experience, level and scope of responsibility and individual performance. Using these total pay targets, the Compensation Committee determines the appropriate competitive mix of compensation that will motivate the executives to achieve the Company’s performance and strategic objectives.

Annual bonus amounts and long-term incentive payments are based on performance as compared to plan goals. Amounts are not guaranteed to any executive. The annual bonus recognizes short-term corporate business results as well as individual performance. Long-term incentives for the executives are based upon sustained corporate-wide results, linked to aligning management incentives with building long-term stockholder value.

The Compensation Committee regularly monitors the Company’s compensation program, keeping in mind the Company’s strategic goals as well as industry practices and trends.

The Company believes that the compensation paid during the last three fiscal years to the executive officers named in the Summary Compensation Table is fully deductible to the Company because it complies with Section 1.162-27(e)(5) of the Internal Revenue Code. The Company is aware that time-vested restricted stock grants are not “performance-based” under Section 162(m) of the Internal Revenue Code, which could affect the deductibility of compensation payable to the four most highly compensated executive officers in any year in which a time-based restricted stock grant vests.

Elements of the Compensation Package

Base Salary

Base salary provides competitive annual compensation that reflects the scope and nature of basic job responsibilities. During 2003, the Compensation Committee granted salary increases to its executive officers, where appropriate, based on an individual’s performance and an assessment of whether the current salary was competitive relative to executives in comparable positions at the Company’s peer companies.

Annual Bonus

The executive officers are eligible to earn cash awards under the Annual Executive Incentive Compensation Plan (the “Annual Incentive Plan”), described beginning on page 28 of this proxy statement. The Annual Incentive Plan is designed to motivate these executives and other key employees with awards based upon achievement of financial and operational goals. At the beginning of a performance year, the Compensation Committee establishes an award pool. The cash awards are stated as a percentage of salary, with target cash awards ranging from 50% to 75% of base salary for the executive officers named in the Summary Compensation Table on page 26 of this proxy statement. The Compensation Committee may adjust the amount of the award pool upward or downward by a corporate multiplier ranging from 0 to 1.5, depending on overall actual performance results during an award year. Individual awards may be adjusted upward or downward depending on actual results achieved, but may not exceed 1.5 times the individual target award times the actual corporate score.

The 2003 Annual Incentive Plan performance goals focused on membership growth in commercial managed care membership (excluding the New York City and New York State accounts and ancillary-only members), pre-tax earnings and customer satisfaction. The actual corporate score based on results achieved against objectives for 2003 was 144%.

Further, in March 2003, the Board of Directors approved special incentive performance awards in recognition of the successful conversion of the company to for-profit status. Awards were made to Michael A. Stocker, M.D., Gloria McCarthy, John Remshard and Linda Tiano in the amounts of $500,000, $100,000, $200,000 and $200,000, respectively.

Long-Term Incentive

We offer long-term incentives to our executives under our long-term incentive plans and through our 2003 Omnibus Incentive Plan. The long-term incentive plans, which are described on pages 29-31 of this proxy statement, provide long-term, cash-based awards to certain executives of the Company. The 2003 Omnibus Incentive Plan, which is described on page 30 of this proxy statement, provides for stock and cash-based awards to officers, key employees and non-management directors. The design of the long-term incentive plans and the 2003 Omnibus Incentive Plan focus on delivering superior long-term results, aligning executives’ interests with stockholder interests, providing our executives with incentive opportunities that are competitive with those offered by peer companies, and motivating key executives to remain with the Company.

Stock-Based Compensation

Under the plan of conversion, we agreed that we would not grant stock-based compensation to our employees or directors prior to November 7, 2003. Based upon the recommendation of the Compensation Committee, the Board of Directors adopted and the stockholders approved the 2003 Omnibus Incentive Plan, under which, as indicated above, stock and cash-based compensation may be awarded. On November 7, 2003, the Compensation Committee granted executive officers stock-based compensation as part of their 2004 long-term compensation package. The grants consisted of (1) shares of restricted stock that provide the grantee with voting and dividend rights and vest over a three-year period and (2) non-qualified options to purchase WellChoice common stock at $31.03 per share, which also vest over a three-year period.

Stock Ownership Guidelines

Executive officers are subject to the company’s stock ownership policy for senior officers that requires executives to retain a portion of the shares issued upon exercise of a stock option and upon the vesting of restricted stock. Upon exercise of a stock option, an executive officer may sell shares (or have shares withheld by the company) to pay the exercise price and related income taxes. Upon vesting of shares of restricted stock, an executive may sell shares (or have shares withheld by the company) to pay taxes. Half of the remaining “net profit shares” must be retained by the executive until the executive holds shares having a market value equal to the executive’s “required ownership level.” The required ownership level is a multiple of base salary. In the case of Dr. Stocker, the multiple is five times his base salary, for Ms. McCarthy, three times her base salary, for Mr. Remshard and Ms. Tiano, 2.5 times their respective base salaries and for Mr. Gorevic, 1.5 times his base salary.

Other Compensation and Benefit Programs

The executive officers also participate in the Company’s cash balance pension plan, supplemental cash balance pension plan, 401(k) employee savings plan and executive savings plan.

Compensation of Chief Executive Officer

The Company’s Chief Executive Officer, Michael A. Stocker, M.D., participates in each of the compensation programs available to other executives. The Company’s compensation philosophy as it relates to Dr. Stocker is to target base salary at the median of the market data based on relevant industry survey findings, and to provide an opportunity for total cash compensation (base salary plus annual bonus and long-term incentive cash awards) to be such that superb performance will result in superior total cash compensation. In this way, the Compensation Committee seeks to have a significant portion of Dr. Stocker’s annual compensation be based on the Company’s performance.

Under Dr. Stocker’s leadership, during 2003 the Company exceeded its financial goals and accomplished its strategic objectives. Dr. Stocker’s base salary for 2003 was $900,000 on an annualized basis, which the Compensation Committee believes is in the competitive range for comparable positions. In April 2004, Dr. Stocker was paid $972,000 for performance under the Company’s Annual Incentive Plan for 2003, representing 144% of his target award. In January 2003, Dr. Stocker received a payout in the amount of $913,500 for performance under the first performance cycle of the Company’s 2000-2002 Long-Term Incentive Plan.

As part of his 2004 compensation, on November 7, 2003, Dr. Stocker received 53,712 shares of restricted stock and non-qualified options to purchase an aggregate of 161,187 shares of common stock at an exercise price of $31.03 per share. Stock award amounts were determined by the Compensation Committee based on a market survey conducted by Frederic W. Cook & Co. that considered median chief executive officer compensation for 12 industry peers. Survey data was based on 2002 compensation as reported in 2003 proxy reports.

Compensation Committee

John F. McGillicuddy, Chairman

Edward J. Malloy

Faye Wattleton

Dated: March 24, 2004

EXECUTIVE COMPENSATION

The following table sets forth compensation earned by our chief executive officer and our other four most highly compensated executive officers during 2003, 2002 and 2001:

SUMMARY COMPENSATION TABLE

	Annual Compensation					Long Term Compensation				All Other Compensation (7) ($)
						Awards		Payouts
Name and Principal Position	Year	Salary ($)		Bonus (1) ($)		Restricted Stock Awards (2) ($)	Securities Underlying Options (3) (#)	LTIP (4) (5) (6) ($)
Michael A. Stocker, M.D Chief Executive Officer and Director	2003 2002 2001	$ $ $	886,538 850,000 836,539	$ $ $	1,472,000 622,500 796,875	$1,673,129	161,187	$ $ $	913,500 452,760 446,600	$ $ $	73,109 51,290 52,611

Gloria M. McCarthy Executive Vice President and Chief Operating Officer	2003 2002 2001	$ $ $	499,615 400,000 394,616	$ $ $	521,632 200,000 250,000	$669,258	64,475	$ $ $	318,203 262,248 172,434	$ $ $	35,555 28,118 26,465

John W. Remshard Senior Vice President, Chief Financial Officer	2003 2002 2001	$ $ $	426,923 409,231 369,231	$ $ $	516,980 181,569 237,500	$501,951	48,356	$ $ $	284,708 174,812 172,434	$ $ $	35,741 26,030 25,340

Linda V. Tiano Senior Vice President and General Counsel	2003 2002 2001	$ $ $	396,154 360,000 351,923	$ $ $	502,191 180,000 225,000	$501,951	48,356	$ $ $	276,334 174,812 172,434	$ $ $	32,701 22,944 23,504

Jason N.Gorevic Senior Vice President, Chief Marketing Officer and Acting Head of Sales (8)	2003		$256,885		$278,100	$167,338	16,119				$178

(1)	The amounts in this column consist of the Annual Executive Incentive Compensation Plan awards earned during the specified year, which were paid in the following year, and, with respect to 2003, discretionary bonuses paid in that year to Dr. Stocker, Ms. McCarthy, Mr. Remshard and Ms. Tiano in the amounts of $500,000, $100,000, $200,000 and $200,000, respectively. The amounts payable in 2005 under the 2000-2002 Long-Term Incentive Plan for the 2002 one-year performance cycle under that Plan are set forth on page 29 of this proxy statement under the heading “Long-Term Incentive Plan for 2000 through 2002.”
(2)	The awards were made in November 2003 and represent a portion of the executive officers’ 2004 long-term compensation. The number of shares of restricted stock awarded were as follows:

Michael A. Stocker	53,712 shares
Gloria M. McCarthy	21,485 shares
John Remshard	16,114 shares
Linda V. Tiano	16,114 shares
Jason N. Gorevic	5,372 shares.

The value of such restricted stock reflected in the table is based upon the $31.15 per share closing sale price of the common stock on November 7, 2003, the date of grant. As of December 31, 2003, an aggregate of 112,797 shares of restricted stock were held by the named executive officers with an aggregate market value of $3,891,497, based upon the $34.50 per share closing sale price of the common stock on that date. The restricted stock awards vest over a three year period, with one-third vesting one year following the date of grant and the balance vesting monthly in equal installments over the twenty four months following the first anniversary of the grant date. The holders of the restricted stock awards may vote on those shares and are entitled to any dividends payable.

(3)	The options were granted in November 2003 and represent a portion of the executives’ 2004 long-term compensation.
(4)	The amount in this column for 2003 represents the 2000-2002 Long-Term Incentive Plan award for the first one-year performance cycle under the Plan reflecting performance for 2000 that was paid in 2003.
(5)	The amount in this column for 2002 represents the 1999-2001 Long-Term Incentive Plan award paid in 2002.
(6)	The amount in this column for 2001 represents the 1998-2000 Long-Term Incentive Plan award paid in 2001.
(7)	For the year ended December 31, 2003, “All Other Compensation” includes the following:

•	Contributions each in the amount of $6,000 on behalf of Michael A. Stocker, M.D., Gloria M. McCarthy, John W. Remshard and Linda V. Tiano to the 401(k) plan to match pre-tax elective deferral compensation (included under Salary) made by each to such plan during 2003.

•	Contributions on behalf of Michael A. Stocker, M.D., Gloria M. McCarthy, John W. Remshard and Linda V. Tiano in the amount of $57,714, $27,535, $26,760 and $25,575, respectively, to match pre-tax elective deferral contributions (included under Salary) made by each to WellChoice’s Executive Savings Plan.

•	Life insurance credits paid on behalf of Michael A. Stocker, M.D., Gloria M. McCarthy, John W. Remshard, Linda V. Tiano and Jason Gorevic in the amounts of $9,395, $2,020, $2,981, $1,126 and $178, respectively.

(8)	Mr. Gorevic first became an executive officer of the Company in 2003.

The following table provides information on option grants in 2003 by us to each of the named executive officers in the Summary Compensation Table. We did not grant any stock appreciation rights to the named executive officers during 2003.

OPTION GRANTS IN 2003

	Individual Grants		Exercise Price ($/Sh)	Expiration Date	Grant Date Present Value ($) (2)
Name	Number of Securities Underlying Options Granted (#) (1)	Percentage of Total Options Granted to Employees in Fiscal Year
Michael A. Stocker, M.D.	161,187	20.4	$31.03	November 2013	$2,080,924
Gloria M. McCarthy	64,475	8.2	$31.03	November 2013	$832,372
John W. Remshard	48,356	6.1	$31.03	November 2013	$624,276
Linda V. Tiano	48,356	6.1	$31.03	November 2013	$624,276
Jason N. Gorevic	16,119	2.0	$31.03	November 2013	$208,096

(1)	All options granted in 2003 are exercisable 33% after the first anniversary of the grant date and the balance become exercisable in equal monthly installments over the 24 months following the first anniversary of the grant date.
(2)	We use a modified Black-Scholes model of option valuation to determine grant date present value. We do not advocate or necessarily agree that Black-Scholes model can properly determine the value of an option. Calculations for the named executive officers are based on a 10-year option term, which reflects WellChoice’s expectations that its options, on average, will be exercised within 5 years of grant. Other assumptions used for the valuations are: risk free rate of return of 3.47%; annual dividend yield of 0.0%; and volatility of 42%.

The following table provides information on the values of each of the named executive officer’s unexercisable options at December 31, 2003. None of the executive officers exercised any options in 2003 and there were no stock appreciation rights for the named executive officers exercised or outstanding.

OPTION VALUES AT DECEMBER 31, 2003

	Number of Securities Underlying Unexercised Options on December 31, 2003 (#)		Value of Unexercised In-the-Money Options on December 31, 2003 ($)(1)
Name	Exercisable	Unexercisable	Exercisable	Unexercisable
Michael A. Stocker, M.D	0	161,187	0	$559,319
Gloria M. McCarthy	0	64,475	0	$223,728
John W. Remshard	0	48,356	0	$167,795
Linda V. Tiano	0	48,356	0	$167,795
Jason N. Gorevic	0	16,119	0	$55,933

(1)	The value of unexercised options is based upon the difference between the exercise price and the closing sale price of the common stock on December 31, 2003, which was $34.50.

Annual Executive Incentive Compensation Plan

Our key employees participate in an annual executive incentive compensation plan. Under this plan, full-time employees holding executive, middle management or other key positions or who were key contributors to our business performance are eligible to receive cash awards based upon corporate objectives developed for each year by our president and chief executive officer and approved by our Board of Directors. Our Compensation Committee oversees the program and award protocols, although our Board of Directors has the right to amend, suspend or terminate the annual incentive plan at any time. Amounts payable under the annual incentive plan are paid during the year immediately following the performance year.

Cash awards for each year are allocated from an award pool determined at the beginning of that year by the committee. These cash awards are stated as a percentage of salary payable to our eligible employees, with target cash awards ranging from 50% to 75% of base salary for the executive officers named in the Summary Compensation Table. At the beginning of the year following the performance year, the committee may adjust the amount of the award pool upward or downward by a corporate multiplier ranging from 0 to 1.5, depending on overall actual performance results during the performance year compared to the corporate objectives established for that year.

The extent to which individual performance measures are achieved as well as an individual’s contribution to corporate and division performance objectives are determined by the chief executive officer and management. For the chief executive officer and those who report directly to him or those who report to the chief operating officer, the incentive payments are approved by our Compensation Committee and are presented by that committee to our Board of Directors for ratification. Individual awards may be adjusted upward or downward depending on actual results achieved, but may not exceed 1.5 times the individual target award times the approved corporate score. Notwithstanding the foregoing, the sum of all payments to all eligible participants may not exceed the total award pool, as determined by the committee at the beginning of the year, based on performance results achieved, as measured against the prior year’s objectives. An employee generally must be actively employed by us on the day of the payment to receive an award. In the event of a death, long-term disability or retirement, a pro-rated amount is payable to the employee or to his or her beneficiary in accordance with administrative guidelines.

The actual corporate score based on results achieved against objectives for 2003, 2002 and 2001 were 144%, 100% and 125%, respectively.

Long-Term Incentive Plan for 2000 through 2002

The long-term incentive plan for 2000 through 2002 covers senior executives of the Company recommended by the chief executive officer who were approved by HealthChoice’s Nominating and Compensation Committee. The Compensation Committee of WellChoice now administers this plan. This long-term incentive plan is a three-year plan with each calendar year regarded as a performance cycle. Employees generally must be actively employed on the day of their payout to receive an award. Under the long-term incentive plan, HealthChoice’s Nominating and Compensation Committee established Company performance goals for each one-year performance cycle at the inception of the plan, based on specific factors such as growth in membership, e-business transactions, first pass rate for non-institutional claims and return on average GAAP equity. At the end of each cycle, the committee evaluated performance against the established goals. The last evaluation was conducted in March 2003 for the year 2002 performance For each participant, a target award was established as a percentage of base salary with target cash awards for the executive officers named in the Summary Compensation Table ranging from 55% to 75% of base salary. The Compensation Committee adjusted the actual amounts payable upward or downward based on performance results, with a performance factor that was not to exceed 150% of target. Awards under the long-term incentive plan were earned based on results attained for each performance cycle and were subject to a two-year vesting period. In the event of the termination of employment due to death, permanent disability or retirement of an employee, a pro-rated amount is payable.

The performance factors for the 2000, 2001 and 2002 plan years were 145%, 110% and 108%, respectively. The amounts paid in January 2004 and the amounts payable in 2005 to the executive officers named in the Summary Compensation Table for the 2001 and 2002 plan years, respectively, are set forth below. The amounts payable in 2005 are subject to the employment of the executive officers on the date of payment. These amounts are not reflected in the Summary Compensation Table.

Name of Executive Officer	2nd Cycle of 2000-2002 Plan Paid in January 2004	3rd Cycle of 2000-2002 Plan Payable in 2005
Michael A. Stocker, MD	$693,000	$680,400
Gloria M. McCarthy	$241,395	$237,006
John W. Remshard	$215,985	$212,058
Linda V. Tiano	$209,633	$205,821
Jason N. Gorevic	$0	$44,202

Long-Term Incentive Plan (for Performance Periods beginning in 2003)

We have a new long-term incentive plan, which became effective for performance periods commencing in 2003. The 2003 long-term incentive plan is intended to constitute a plan described in Treasury Regulation section 1.162-27(f)(1), pursuant to which the deduction limit under section 162(m) of the Internal Revenue Code of 1986 which we refer to as the Code, shall not apply during the applicable reliance period. This long-term incentive plan is cash-based, though under the plan, up to 50% of the award may be issued in the form of stock, at the discretion of the Compensation Committee. The plan provides for consecutive three-year performance cycles, each beginning January 1 (commencing January 1, 2003). Payments under the plan will be made in the year immediately following the end of each three-year performance cycle. Performance goals are based on financial measurements such as earnings and return on equity. The financial measures for the 2003 – 2005 cycle relate to the attainment of earnings per share and commercial managed care membership (excluding the New York City and New York State accounts) over this three-year period.

LONG-TERM INCENTIVE PLANS—AWARDS IN 2003

	Performance or Other Period Until Maturation or Payout (2)	Estimated Future Payouts Under Non-Stock Price- Based Plans (1)
Name		Target ($ or %)	Maximum ($ or %)
Michael A. Stocker, M.D	2003–2005	$675,000	$1,012,500
Gloria M.McCarthy	2003–2005	$344,215	$516,323
John W. Remshard	2003–2005	$231,000	$346,500
Linda V. Tiano	2003–2005	$220,000	$330,000
Jason N. Gorevic	2003–2005	$118,250	$177,375

(1)	The LTIP does not provide for a minimum threshold payment because the Compensation Committee has the discretionary right to decline to make any payments for a performance period based on qualitative considerations.
(2)	Payout under the 2003-2005 LTIP is scheduled to occur in early 2006.

2003 Omnibus Incentive Plan

In 2003, the Board of Directors adopted and the stockholders approved the 2003 Omnibus Incentive Plan. The plan is designed to promote the interests of WellChoice and our stockholders by aiding us in attracting and rewarding highly compensated persons who are officers, key employees and non-employee directors by providing them with incentives to enter into and remain in our employ or service and to acquire a proprietary interest in our long-term success. The maximum number of shares of common stock that may be issued under the plan is 6,250,000, subject to adjustment. The maximum number of shares of common stock that may be granted as restricted stock awards or restricted stock units and that vest or otherwise become non-forfeitable by participants during the term of the plan is 1,875,000, subject to adjustment. The maximum number of shares of common stock that may be granted to non-employee directors under the plan is 500,000, subject to adjustment. The plan also imposes certain additional aggregate and individual maximums. The Compensation Committee administers the plan. Those officers, key employees and non-employee directors that the Compensation Committee determines are significantly responsible for our success and growth are eligible to participate in the plan. The plan provides for the grant of any or all of the following types of benefits: stock options, including incentive stock options and non-qualified stock options; stock appreciation rights; restricted stock awards; restricted stock units; and cash awards. Benefits may be granted singly, in combination, or in tandem. Restricted stock awards, restricted stock units and cash awards may constitute performance-based awards under Section 162(m) of the Internal Revenue Code.

Cash Balance Pension Plan

We sponsor a non-contributory cash balance pension plan for employees that is intended to qualify under Internal Revenue Code Section 401(a) and is subject to ERISA. On January 1, 1999, HealthChoice converted to the cash balance pension plan from three final average compensation pension plans, known as pension plan A, pension plan B and pension plan C. Participation in the cash balance pension plan is automatic and immediate for all of our regular employees who attain 21 years of age. All employees receiving pay through payroll, including the named executive officers below, are eligible for benefits.

When an employee becomes a participant in the cash balance pension plan, a segregated account is set up in the employee’s name. Each year that the employee works for us, Company credits, along with interest credits and, in certain cases, transition credits are added to his or her account. Company credits are credited as of the last day of each plan year to each cash balance pension plan participant’s account in an amount ranging from three percent to ten percent of the employee’s annual compensation, increasing in one percent increments, based on the employee’s age. The employee’s account also receives interest credits at a rate that is set each year, based on the one-year U.S. Treasury Bill rate for the prior November, plus one percent. Company and interest credits are added to the previous year’s account balance, which grows larger with each year that the employee works for the Company.

The table below illustrates the terms and conditions for the Company credits:

Employee Age	Company Credits are equal to this % of Annual Pay
Under 30	3%
30-34	4%
35-39	5%
40-44	6%
45-49	7%
50-54	8%
55-59	9%
60 and over	10%

To smooth the transition from the prior pension plans, we also provide additional annual transition credits equal to a fixed percentage of the employee’s annual pay to the accounts of certain employees who were employed by HealthChoice as of December 31, 1998. These employees receive an amount ranging from 3% to 15% of their annual compensation for a specified number of years depending upon their age and years of service. Our chief executive officer is eligible for annual transition credits, in addition to Company credits, equal to 3% of his annual compensation. Annual transition credit payments made to employees are not reflected as annual compensation in the Summary Compensation Table on page 26.

For purposes of the cash balance pension plan, annual compensation consists of taxable wages, including salary, bonus and incentive pay and any contributions made into the 401(k) Employee Savings Plan. Annual compensation does not include reimbursements or other expense allowances, fringe benefits (cash and non-cash), moving expenses, deferred compensation, welfare benefits, cash received for unused vacation days and severance pay and is determined without regard to increases or decreases in pay resulting from participation in our flexible benefits plan or any other cafeteria plan described in Section 125 of the Code as well as any income or value attributable to any right a participant has to, or derived from, shares of common stock.

Supplemental Cash Balance Pension Plan

We also provide a pension plan known as the supplemental cash balance pension plan, which is not tax-qualified. The purpose of this plan is to replace pension benefits which are lost through the cash balance pension plan because of an executive’s elective deferral of compensation or because of the limitations on benefits or includible compensation imposed for highly compensated employees by the Code. The supplemental retirement benefit paid to each participant in the supplemental cash balance pension plan is equal to the excess of the benefit amount the participant would receive under the cash balance pension plan but for the elective deferrals or the Code limitations over the amount of the distribution to which the participant is entitled under the cash balance pension plan. The supplemental retirement benefit is calculated pursuant to the provisions of the plan and paid in a single sum. Also, in the event of the death of a participant prior to the participant’s benefit payment date, a single sum, or payments made in installments, in accordance with the participant’s election, calculated pursuant to the provisions of the plan, is paid to the participant’s beneficiary. Benefits under this plan are paid from our general assets. Benefits under this plan are paid only to the extent they are vested. A participant with a vested benefit under the cash balance pension plan is paid the supplemental retirement benefit according to the schedule set forth in the plan or as soon as administratively practicable thereafter.

Cash balance pension plan projections and supplemental cash balance pension plan projections for the named executive officers currently employed by us appear below:

	Cash Balance Plan Projection		Supplemental Cash Balance Plan Projection		Combined Proj Total Benefits Cash Bal & Suppl. Cash Balance
Name	Age 55	Age 65	Age 55	Age 65	Age 55	Age 65
Michael A. Stocker, M.D.	n/a	$323,436	n/a	$2,526,091	n/a	$2,849,527
Gloria M. McCarthy	$675,769	$1,434,050	$1,241,725	$3,222,557	$1,917,494	$4,656,607
John W.Remshard	n/a	$386,422	n/a	$1,002,191	n/a	$1,388,613
Linda V. Tiano	$286,391	$717,635	$701,569	$1,837,789	$987,960	$2,555,424
Jason N. Gorevic	$409,936	$881,470	$99,811	$219,943	$509,747	$1,101,413

These projections are estimates and assume the following:

•	the terms of the plan and current regulatory minimums and maximums do not change;

•	Company credits and/or transition credits are added to the balances;

•	an interest rate assumption of 2.49% for the current year, 3.09% for 2004, 3.69% for 2005, 4.30% for 2006, 4.90% for 2007 and 5.5% for each year thereafter;

•	all future pensionable earnings remain the same as what was reported in 2002; and

•	projections of January 1, 2003 opening balances.

Change in Control Retention Agreements

Dr. Stocker and each of the other most highly compensated executive officers named in the Summary Compensation Table have entered into change in control retention agreements with the Company. These change in control retention agreements provide for the payment by the Company of specified benefits in the event the employment of such executive officer(s) terminates under specified circumstances following a change of control.

For purposes of these agreements, a change of control is deemed to have taken place whenever, among other things,

•	any person other than the Fund is or becomes the “beneficial owner”, directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of the Company’s then outstanding securities;

•	during any period of two consecutive years, individuals who at the beginning of such period constitute the Board and any new director whose election to the Board or nomination for election to the Board was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the Board;

•	the Company effects a merger or consolidation with any other corporation, other than a merger or consolidation (x) which does not result in any person becoming the beneficial owner, directly or indirectly, of securities of the Company or the surviving entity representing 25% or more of the combined voting power of the Company’s (or such surviving entity’s) then outstanding securities and (y) in which a majority of the Board of Directors of the Company or such surviving entity immediately after such merger or consolidation is comprised of directors of the Company immediately prior to such merger or consolidation; or

•	the Company sells or disposes of all or substantially all of the Company’s assets.

Circumstances triggering payment of the specified benefits to these officers under these agreements include the following:

•	involuntary termination of employment (for reasons other than death, disability, retirement or cause); or

•	voluntary termination by the executive in the event of certain significant changes in the nature of such executive officer’s employment, including reductions in compensation and changes in responsibilities and authority, in each case occurring within six months of a change of control or within 24 months following a change in control.

Benefits made available to the executive officer under the terms of the change in control retention agreements in the event that such executive officer’s employment is terminated under the above-specified circumstances include:

•	the unpaid annual incentive for the year preceding the termination of employment, if any,

•	a pro rata amount of such executive officer’s target annual incentive for the year in which the termination of employment occurs;

•	a pro rata portion of the executive officer’s target awards under the Company’s Long-Term Incentive Compensation Plan;

•	a lump sum severance payment equal to, in Dr. Stocker’s case, three times, and with respect to the other named executive officers, two times, the sum of the executive officer’s full annual base salary and annual incentive payment, in each case in effect at the time of the change in control or the notice of termination is given (whichever date provides a higher payment). Annual incentive payment means the executive officer’s target bonus multiplied by the average of the corporate score under the annual incentive plan for the three years preceding the year in which the termination of employment occurs;

•	all amounts accrued to such executive officer under all retirement plans and all deferred compensation plans and earned by such executive officer on an annual basis consistent with WellChoice’s practice as of the date of the agreement for years ended before the year in which the date of termination occurs under any Long-Term Incentive Compensation Plan adopted by WellChoice, notwithstanding the fact that the executive officer’s employment will have terminated prior to the end of the relevant three-year period performance cycle thereunder or any vesting or other provisions of any such plan,

•	if the number of years of service is a factor in the determination of such executive officer’s benefit under any of the Company’s defined benefit retirement plans, an amount equal to any additional benefit such executive officer would be entitled to under any such plans if his or her years of service for purposes of such plans was increased by three,

•	maintenance of medical, dental, hospital and life insurance benefits to which the executive officer was entitled immediately prior to termination for a period of up to 24 months following termination,

•	in the case of Dr. Stocker, Ms. McCarthy, Mr. Remshard and Ms. Tiano, certain additional payments to cover any excise tax imposed by Section 4999 of the Code, and

•	reimbursement of legal fees and expenses, if any, incurred as a result of such termination.

Under his change in control retention agreement, for so long as that agreement is in effect, Dr. Stocker also agreed to a covenant not to compete, under which he will not, during the term of his employment and for a period of 12 months thereafter, enter into the employ of, or engage in, a business engaged in health insurance or health care services in the Northeast region of the United States or in any states in which the Company or any of its subsidiaries participates in market segments that are material to the business of the Company taken as a whole.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Mr. John R. Gunn, a member of our Board of Directors, is Executive Vice President and Chief Operating Officer of Memorial Sloan-Kettering Cancer Center, which is a provider in our network. For the years ended December 31, 2001, 2002 and 2003, we made payments to Memorial Sloan-Kettering in the amount of $82.5 million, $102.0 million and $130.6 million, respectively, for reimbursement of claims.

We own an indirect 24.975% interest in National Accounts Service Company, LLC (NASCO), the company that processes our national accounts claims. Thomas Snyder, one of our officers, serves on the board of NASCO. For the years ended December 31, 2001, 2002 and 2003, we made payments to NASCO in the amounts of $13.3 million, $14.7 million and $17.8 million, respectively, for these services.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires that officers, directors and holders of more than 10% of the common stock, referred to as Reporting Persons, file reports of their trading in Company equity securities with the Securities and Exchange Commission. Based on a review of Section 16(a) forms filed by the Reporting Persons during the last fiscal year, the Company believes that all of the Reporting Persons complied with all applicable Section 16(a) filing requirements.

EXHIBIT A

WELLCHOICE, INC. AUDIT COMMITTEE CHARTER

AS AMENDED ON MARCH 24, 2004

PURPOSE

The primary objective of the Audit Committee (the “Committee”) is to assist the Board of Directors (the “Board”) in discharging its oversight responsibilities with respect to the Company’s financial reporting and internal control obligations, including by monitoring the integrity of: (1) the financial reports and other financial information provided by the Company to governmental and regulatory bodies, shareholders, the public or other users thereof; (2) the Company’s systems of internal accounting and financial controls; (3) the annual independent audit of the Company’s financial statements; and (4) the Company’s internal systems for assessing and controlling for various risks, including the Company’s legal compliance and ethics programs.

The Audit Committee shall encourage open, ongoing communication among the independent auditor, financial and senior management, internal audit department and the Board concerning the Company’s financial position and affairs. The outside auditor is accountable to the Board and shall be directly accountable to the Committee.

MEMBERSHIP

The Committee shall be comprised of no fewer than three members, and the Committee’s composition shall satisfy the requirements for audit committee membership set forth in the Sarbanes-Oxley Act of 2002, any related SEC regulations, the Listing Rules of the New York Stock Exchange (the “NYSE”), and such other requirements as shall be provided in the Company’s By-Laws or as the Board shall otherwise determine.

The members of the Committee and the Committee Chairman shall be appointed, and may be replaced, by the Board upon consideration of the recommendations of the Committee on Director Affairs. Ordinarily, changes in Committee composition and leadership shall be considered at the annual organizational meeting of the Board. However, the Board reserves the authority to make changes to Committee composition and leadership at any time. Committee members and the Chairman shall serve until they are replaced, they resign or their successors are duly elected and qualified.

MEETINGS

The Committee shall meet as often as may be deemed necessary or appropriate, but no fewer than four times annually. The Committee may ask members of management or the outside auditor or others (including the Company’s legal counsel, investment bankers or financial analysts) to attend meetings or to provide relevant information.

As part of its duties to foster open communication and to discharge its oversight role, the Committee shall meet at least annually and more often as warranted with the Chief Financial Officer, the General Counsel, the Vice President, Auditing and the outside auditor in separate executive sessions to discuss any matter that the Committee, the Chief Financial Officer, the General Counsel, the Vice President, Auditing or the outside auditor believes should be discussed privately. The Audit Committee shall meet annually with the Chief Financial Officer, the General Counsel, the Vice President, Auditing and/or the audit committee of major subsidiary companies (as designated by the Audit Committee) regarding their systems of internal controls, results of audits, and accuracy of financial reporting. In addition, the Committee or its Chairman shall meet with the outside auditor and the Chief Financial Officer quarterly to review the Company’s financial statements prior to releasing any financial statements or comparable information to the public (including any earnings releases).

The Audit Committee shall maintain a high degree of independence both in establishing its agenda and in directly accessing various members of management (including subsidiary management).

KEY RESPONSIBILITIES AND DUTIES

The Board and the Audit Committee recognize that the Company’s management is responsible for preparing the Company’s financial statements and that the outside auditor is responsible for auditing those financial statements. Additionally, the Board and the Committee recognize that financial management (including the internal audit staff) and the outside auditor has more time, knowledge and detailed information on the Company than do Committee members. Consequently, in carrying out oversight activities on behalf of the Board, the Committee is not providing any expert or special assurance, or professional certification, as to the Company’s financial statements or the outside auditor’s work.

The Committee shall be responsible for matters related to the Board’s oversight of the Company’s financial reporting process and system of internal controls, and the audit efforts of the Corporation’s independent auditor and internal auditing department (as detailed above). To fulfill its responsibilities, the Committee shall:

1.	Bear direct responsibility for the appointment or ratification for shareholder approval, terms of appointment (including compensation), evaluation, oversight and where appropriate, the dismissal, of the outside auditor and of any firm to whom internal audit functions are outsourced. The outside auditor shall report directly to the Committee. The Committee shall be responsible for resolving any disagreements between management and the outside auditor regarding financial reporting.

2.	Provide an open avenue of communication among and between the outside auditor, the internal audit staff, members of the financial management team, the Committee and the Board.

3.	Pre-approve all services to be provided by the Company’s outside auditor and any firm to whom internal auditing functions are outsourced. The Committee may delegate the authority to grant pre-approvals to one or more members of the Committee, whose decisions shall be presented to the full Committee at its scheduled meetings. Approvals of audit and permitted non-audit services by the Company’s independent auditor must be disclosed in the Company’s periodic public filings.

4.	Review and discuss with the outside auditor, internal auditor and the Chief Financial Officer the audit scope and plan of the outside auditor, and the coordination of audit efforts, in order to monitor completeness of coverage, reduction of redundant efforts, and the effective use of audit resources.

5.	Review and discuss with the Chief Financial Officer, the internal auditor and the outside auditor the quality and adequacy of the Company’s internal controls, including any significant deficiencies and material weaknesses in the design or operation of internal controls.

6.	Review and discuss with the Chief Financial Officer, the internal auditor and the outside auditor: (a) significant findings during the year, including the status of previous audit recommendations; (b) any audit problems or difficulties encountered in the course of audit work including any restrictions on the scope of activities or access to required information; (c) any changes required in the planned scope of the audit plan; and (d) the audit budget and staffing.

7.	Review and discuss with the Chief Financial Officer, the internal auditor and the outside auditor their views on significant risks or exposures and the steps management has taken to minimize such risks, including an assessment of such steps. Review with the Chief Financial Officer, the internal auditor and the outside auditor the adequacy of the Company’s underlying policies with respect to risk assessment and risk management. Review and discuss with the Vice President, Auditing the Annual Internal Audit Plan.

8.	Establish, maintain and regularly review procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters, and the confidential and/or anonymous submissions by employees of concerns regarding questionable accounting or auditing matters.

9.	Review and discuss with the Chief Financial Officer, the internal auditor and the outside auditor significant financial reporting issues, including judgments made in preparing the Company’s financial statements and accounting policies that may be viewed as critical, and review and discuss any significant changes in the accounting policies of the Company and any accounting and financial reporting proposals that may have a significant impact on the Company’s financial results and related reports. Inquire as to the outside auditor’s views about whether management’s choices of accounting principles are conservative, moderate, or aggressive from the perspective of income, asset and liability recognition, and whether those principles are common practices or are minority practices. Inquire as to the effect of critical accounting policies, alternative assumptions, estimates or GAAP methods on the Company’s financial statements. Review any other material written communication between the outside auditor and management.

10.	Review and discuss with the Chief Financial Officer, the development and selection of the critical accounting policies and estimates and disclosure regarding these policies and estimates to be included in the Management’s Discussion and Analysis section of the annual report, registration statement, proxy or information statement.

11.	Review and discuss with the Chief Financial Officer, the internal auditor and the outside auditor any material financial or non-financial arrangements of the Company that do not appear on the financial statements of the Company.

12.	Review and discuss with the Chief Financial Officer, the internal auditor and the outside auditor, and approve any transactions or courses of dealing with parties related to the Company (for example, including significant shareholders, Directors, corporate officers or other members of senior management or their family members) that are significant in size or otherwise material or out of the ordinary (for example, involving terms or conditions that differ from those that would likely be negotiated with independent parties).

13.	Review and discuss with the Chief Financial Officer, the internal auditor and the outside auditor the annual audited financial statements (or the Annual Report to Shareholders if distributed prior to the filing of Form 10-K), including disclosures made in Management’s Discussion and Analysis, and based on that review, recommend to the Board whether the audited financial statements should be included in the Company’s Annual Report on Form 10-K.

14.	Review and discuss with the outside auditor the matters required to be discussed by Statement of Auditing Standards No. 61 (Communication With Audit Committees), as such standards may be amended and supplemented by the American Institute of Certified Public Accountants (“SAS No. 61”), relating to the conduct of the audit, including the auditor’s judgments about the quality of the Company’s accounting principles as applied in its financial reporting. Inquire as to bases for the outside auditor’s independent judgments about the quality, not just the acceptability, of the accounting principles and the clarity of the financial disclosure practices used or proposed to be adopted by the Company.

15.	Review and discuss with the Chief Financial Officer and the outside auditors the Company’s interim financial results to be included in the Company’s quarterly reports, including the matters required to be discussed by SAS No. 61. This review shall occur prior to the filing of the Form 10-Q or any related earnings release. The Committee may delegate this responsibility to the Committee Chairman.

16.	Review and discuss with management, including the Chief Financial Officer, all earnings press releases, as well as financial information and earning guidance provided to analysts and rating agencies, before such information is released. Inquire as to the use of “pro forma” or “adjusted” non-GAAP information.

17.	At least annually, obtain a report from the outside auditor describing: the firm’s internal quality-control measures; any material issues raised by the most recent internal quality-control review, or peer review, of the firm or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues.

18.	On an annual basis, obtain from the outside auditor a formal written statement delineating all relationships between the outside auditor and the Company, consistent with Independence Standards Board Standard No. 1; actively engage in a dialogue with the outside auditor with respect to any disclosed relationships or services that may impact the objectivity and independence of the outside auditor; evaluate and review the lead partner of the outside auditor, taking into account the opinion of the Company’s management and internal auditors; assure regular rotation of the lead partner of the outside auditor as required by law; consider whether regular rotation of the outside auditor is needed to assure continuing independence; and take appropriate action in response to the outside auditor’s report to satisfy itself of the auditor’s independence.

19.	Set clear hiring policies for employees or former employees of the outside auditor.

20.	Prepare a report to be included in the Company’s annual proxy statement stating whether or not the Committee: (a) has reviewed and discussed the audited financial statements with management; (b) has discussed with the outside auditors the matters required to be discussed by SAS No. 61; (c) has received the written disclosure and letter from the outside accountants (delineating all relationships they have with the Company) and has discussed with them their independence; and (d) based on the review and discussions referred to above, the members of the Committee recommended to the Board that the audited financials be included in the Company’s Annual Report on Form 10-K for filing with the Securities and Exchange Commission.

21.	Remain informed regarding the Compensation Committee’s recommendations or actions with respect to the appointment, replacement, reassignment, resignation or dismissal of the Chief Financial Officer, the Controller, the General Counsel, the Vice President, Auditing and members of the senior internal audit staff.

22.	Review and discuss with the outside auditor its view of the accounting treatment related to significant new transactions or other significant matters or events not in the ordinary course of business.

23.	Conduct a periodic review of the Company’s Code of Ethics and Business Conduct, including provisions applicable to the Chief Financial Officer, Vice President, Auditing and Controller or principal accounting officer, and recommend changes as necessary.

24.	Review periodically with the General Counsel legal and regulatory matters that may have a material impact on the Company’s financial statements, including compliance policies and programs.

25.	Review periodically with the outside auditor, the Chief Financial Officer and the General Counsel the results of the monitoring of compliance with the Company’s Code of Ethics and Business Conduct and any other Company compliance policies and programs.

26.	Annually review Committee performance (including its effectiveness and compliance with the Charter) and the adequacy of this Charter, and recommend any proposed changes to the Board for approval.

27.	Regularly report on Committee activities and findings to the Board.

The responsibilities and duties set forth above are meant to serve as a guide, with the understanding that the Committee may diverge from the specific duties enumerated as necessary or appropriate given the circumstances.

COMMITTEE AUTHORITY

The Committee shall undertake any other action or exercise such other powers, authority and responsibilities as necessary or appropriate to the discharge of the responsibilities and duties set forth in this Charter or Section 3.17 of the By-Laws, or otherwise required by the Listing Rules of the NYSE or other applicable laws, rules or regulations, or as shall otherwise be determined by the Board.

In discharging its responsibilities and duties, the Committee is empowered to investigate any matter brought to its attention that it determines to be within the scope of its authority with full access to all books, records, facilities and personnel of the Company. The Committee has the power to retain outside counsel, auditors, accountants or other consultants or experts for this purpose, or to advise the Committee, and shall receive appropriate funding, as determined by the Committee, from the Company to engage such advisors. In addition, the Company shall provide for appropriate funding, as determined by the Committee, for (i) the compensation to the outside auditor engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company and (ii) ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.

The Committee shall have the sole authority to retain (and terminate), set retention terms and approve the fees of, the outside auditor and any consultant or other advisor (including but not limited to legal counsel or accounting advisors) it seeks to provide such advice as the Committee shall deem necessary to the discharge of its responsibilities and duties.

The Committee may delegate authority to individuals or subcommittees when it deems appropriate. However, in delegating authority it shall not absolve itself from the responsibilities it bears under the terms of this Charter.

ANNUAL MEETING OF STOCKHOLDERS OF

WELLCHOICE, INC.

May 19, 2004

Please date, sign and mail your proxy card in the envelope provided as soon as possible.

Please detach along perforated line and mail in the envelope provided.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF ALL NOMINEES AS DIRECTORS AND “FOR” PROPOSAL 2.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x

Election of Directors:

FOR ALL NOMINEES

WITHHOLD AUTHORITY FOR ALL NOMINEES

FOR ALL EXCEPT

(See instructions below)

NOMINEES:

O Philip Briggs O Faye Wattleton O Stephen Scheidt, M.D. O Edward J. Malloy

2. RATIFICATION OF THE REAPPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2004.

FOR AGAINST ABSTAIN

3. IN THEIR DISCRETION, THE PROXIES NAMED ON THE REVERSE SIDE ARE AUTHORIZED TO VOTE IN ACCORDANCE WITH THEIR OWN JUDGMENT ON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

The undersigned hereby acknowledges receipt of a copy of the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement and hereby revokes any Proxy or Proxies heretofore given.

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

Signature of Stockholder Date: Signature of Stockholder Date:

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

WELLCHOICE, INC.

PROXY FOR COMMON STOCKHOLDERS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON WEDNESDAY, MAY 19, 2004

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned common stockholder of WellChoice, Inc. (the “Company”) hereby appoints each of

Michael A. Stocker, M.D., John W. Remshard and Linda V. Tiano, attorneys and proxies, each with full power of substitution, to represent the undersigned and vote all shares of the common stock of the Company which the undersigned is entitled to vote, with all powers the undersigned would possess if personally present, at the Annual Meeting of Stockholders of the Company to be held at The Hilton Times Square, 234 West 42nd Street, New York, New York on Wednesday, May 19, 2004 at 10:00 a.m., local time, and at any adjournments thereof, with respect to the proposals hereinafter set forth and upon such other matters as may properly come before the Annual Meeting and any adjournments thereof.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned common stockholder.

UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF ALL NOMINEES AS DIRECTORS OF THE COMPANY, “FOR” THE RATIFICATION OF THE REAPPOINTMENT OF ERNST

&	YOUNG LLP AS THE COMPANY’S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING

DECEMBER 31, 2004 AND IN THE DISCRETION OF THE PROXIES WITH RESPECT TO ALL OTHER MATTERS WHICH MAY PROPERLY COME BEFORE THE ANNUAL MEETING AND ANY ADJOURNMENTS THEREOF. THE UNDERSIGNED ACKNOWLEDGES RECEIPT OF THE ACCOMPANYING NOTICE OF ANNUAL MEETING AND PROXY STATEMENT.

(Continued and to be signed on the reverse side)